EV Energy Partners To Acquire Oil Properties in Atascosa County, Texas

HOUSTON, Apr 14, 2008 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced that it has signed an agreement to acquire oil properties in South Central Texas for $18 million. The acquisition, which has been approved by the Board of Directors, is expected to close by the end of May 2008, and is subject to customary closing conditions and purchase price adjustments.

EVEP plans to initially finance the acquisition with borrowings under its existing credit facility.

John B. Walker, Chairman and CEO stated, "We are very pleased with this acquisition of producing assets that combine low decline rate oil production with good upside potential. This is the type of property we love to buy."

The properties include:

-- 42 producing wells located located in the Charlotte Field, Atascosa County, Texas

-- Estimated proved reserves as of March 1, 2008 (based on recent strip prices) of approximately 1.34 MMBOE

-- 100% oil

-- Operate 100% of the property value

-- High net revenue interest averaging 82.5%; 95.0% average working interest

-- Reserves-to-production ratio of 27 years

-- Current net daily production of approximately 140 BOE

-- Proved developed producing decline rate of approximately 4% per year

From the date of closing through 2008, EVEP expects the following for the properties to be acquired:

Net daily production (BOE)	125 - 145
Lease operating expenses, per BOE	$24 - $28
Production taxes (as percent of revenues)	4.6%
Price differential vs NYMEX ($/Boe)	($1.50) - ($2.00)
Incremental general and administrative expense
($thous)	$125 - $150

Through 2010, EVEP expects to spend approximately $4.5 million in capital, with production increasing at approximately 10% per year over the next two years.

In addition, EVEP has added additional NYMEX crude oil hedges through 2012 as follows:

	Volume	Swap Price
	Bbl / day	$ per Bbl
May - Dec 2008:	150	$106.85
2009:	150	$102.10
2010:	150	$99.90
2011:	150	$98.55
2012:	150	$98.25

EV Energy Partners, L.P., based in Houston, Texas, is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions at oil and gas prices in effect at the time of the estimate, without future escalation. We include in this press release an estimate of net proved reserves using strip prices, rather than prices at the time of the estimate, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available from us at www.evenergypartners.com or from the SEC at www.sec.gov.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com

Copyright Business Wire 2008